THE REGISTRY MANAGEMENT COMPANY, LLC

110 East Broward Blvd.
Fort Lauderdale, Florida 33301

February 1, 2008

theglobe.com, inc.
110 East Broward Blvd.
14th Floor
Ft. Lauderdale, FL 33302

Re: Proposed Acquisition of Business and Assets of Tralliance Corporation (“Company”)

Gentlemen:

The purpose of this letter (this “Letter”) is to set out certain non-binding understandings and certain binding agreements among The Registry Management Company, LLC, a Delaware limited liability company, or one of its affiliates or related entities (“Buyer”), Tralliance Corporation, a New York corporation (the “Company"), and theglobe.com, inc., a Delaware corporation and the sole shareholder of the Company (“Seller”), with respect to a potential acquisition (the “Proposed Acquisition”) of substantially all of the business and net assets of the Company (or a successor created to facilitate such Proposed Acquisition), together with the acquisition of approximately 269 million shares of the Seller’s common stock (the “Shares”), by the Buyer or certain of its affiliates and related parties.

1. The parties hereto shall promptly proceed with the negotiation of a definitive purchase agreement with respect to the Proposed Acquisition (together with all related agreements, documents, and instruments, a “Definitive Agreement”), containing, among other things, the terms and conditions set forth in the outline of terms attached to this Letter as Exhibit A.

2. Following execution of this Letter by all of the parties, the Seller and the Company shall afford Buyer and its officers, employees, and agents (collectively, “Representatives”) full and free access to the properties, books, and records (including, without limitation, financial, operating, and other data) of the Company, as well as to the Company’s independent accountants, at reasonable times in order to permit Buyer to make such investigation of the business, properties, and operations of the Company as Buyer may deem appropriate. Information disclosed to Buyer and its Representatives pursuant to this Letter shall be subject to, and handled, on a confidential basis.

3. Each of the Seller and the Company represents and warrants to Buyer that (a) neither of them has entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or assets of the Company; (b) the execution, delivery, and performance of this Letter by the Seller and the Company does not and will not breach, violate, conflict with, or permit the cancellation of, any agreement to which the Seller or the Company is a party or by which the Company or the Company’s properties are bound; and (c) that Seller is the sole stockholder and holder of any equity interest (including any rights to receive any equity interest) in the Company.

4. Buyer shall be responsible for its fees, costs, and expenses incurred in connection with the Proposed Acquisition, and the Seller shall be responsible for the fees, costs, and expenses incurred by the Seller and the Company in connection with the Proposed Acquisition, in each case including, but not limited to, commissions or fees of any broker or finder referred by either of them and any attorneys’ or accountants’ fees incurred by either of them in connection with the Proposed Acquisition.

5. This Letter may be terminated at any time by Buyer, on the one hand, or the Company or Seller, on the other hand, in the event that a Definitive Agreement has not been executed by all parties by February 20, 2008. The parties agree to use their respective good faith efforts to negotiate and enter into a Definitive Agreement by such date.

6. This Letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document. This Letter shall be effective upon the exchange by facsimile or email of executed signature pages. This Letter shall be governed by and construed in accordance with the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

Please be advised that other than paragraphs 2 through 6 above (the “Binding Paragraphs”) which are intended to be binding and enforceable, this Letter is not intended to bind Buyer, the Company, or the Seller in any way. Rather, this Letter is written solely as a summary of terms upon which Buyer would consider the Proposed Acquisition and is intended to serve merely as a guide to the preparation of a Definitive Agreement satisfactory to the parties to this Letter. It is expressly understood and agreed that (a) Exhibit A to this Letter is not considered to be part of the Binding Paragraphs; (b) no liability or binding obligation is intended to be created between or among any of the parties to this Letter, except with respect to the Binding Paragraphs; and (c) other than with respect to the Binding Paragraphs, any legal rights and obligations between or among any of the parties to this Letter will come into existence only upon the parties’ execution and delivery of a written Definitive Agreement, and then only in accordance with the terms and conditions of such Definitive Agreement.

The Binding Paragraphs shall survive termination of this Letter and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The rights and obligations of any party to this Letter under the Binding Paragraphs may not be assigned by any party without the prior written consent of the other parties, except that Buyer may make any such assignment to an affiliate of Buyer without the prior consent of the other parties.

Please indicate your agreement to the terms of this Letter by executing the enclosed copy of this Letter.

                        Very truly yours,

THE REGISTRY MANAGEMENT COMPANY, LLC

By:	/s/ Michael S. Egan
Its:	Manager

Acknowledged and agreed to
this first day of February, 2008

“Company”:

Tralliance Corporation

By: /s/ Edward A. Cespedes___
Its:  CEO

“Seller”:

theglobe.com, inc.

By: /s/ Edward A. Cespedes___
Its: President

Exhibit A

Tralliance Corporation Term Sheet

February 1, 2008

Company:	Tralliance Corporation (referred to as the “Company”).

Seller:	theglobe.com, inc.

Buyer:
The Registry Management Company, LLC, or one of its affiliates. The Buyer is controlled by Michael Egan and each of Edward Cespedes and Robin Segaul Lebowitz, each a director of the Seller, own a minority interest.

Structure:
The Proposed Acquisition of the Company by the Buyer, together with the purchase and sale of approximately 269 million shares of the Seller’s common stock, $.001 par value (the “Shares”), to the Buyer, shall be accomplished in a form to be determined in light of applicable tax, legal, and financial considerations. Most likely, the form will involve the acquisition of all of substantially all of the business and net assets of the company via an asset purchase transaction, together with the purchase of the Shares, pursuant to a Stock Purchase Agreement. After giving affect to the Shares issued in the Proposed Acquisition, the Buyer, Michael Egan and his affiliates or related parties will own approximately 76% of the Company on an outstanding common stock basis.

Consideration:
In consideration for the purchase of substantially all of the business and net assets of the company and the Shares, the Buyer shall, or shall cause its affiliates and other related parties to, (a) exchange and surrender to the Seller all of their right, title and interest to the convertible promissory notes described on Schedule A attached hereto, together with all accrued and unpaid interest thereon, as well as outstanding rent and miscellaneous fees due and unpaid to the Buyer or Mr. Egan and his affiliates through the date of closing of the Proposed Transaction (equal to approximately $6.0 million in the aggregate as of December 31, 2007) and (b) pay an earn-out to the Seller equal to 10% of the Buyer’s net revenue derived from “.travel” names registered by the Company through May 5, 2015, as more particularly described below. The net present value of the minimum guaranteed earn-out payments is estimated to be approximately $1.3 million, bringing the total consideration to approximately $7.3 million.

Revenue Sharing:
As indicated above, the Definitive Agreement will include a provision whereby the Buyer will pay 10% of its net revenue from the registration of “.travel names by the Company through May 5, 2015. Buyer shall further guaranty that such payments will be no less that $300,000 in the first year following the closing of the transaction and increasing by $25,000 in each subsequent year.

Due Diligence:
Buyer intends to undertake full legal and financial due diligence review of the Company. This will include, without limitation, a review of recent financial results. The results of Buyer’s due diligence shall be satisfactory to Buyer in its sole discretion.

Shareholder Approval, Fairness Opinion and other:	The Proposed Acquisition will be subject to approval by the Seller’s shareholders at a duly called meeting of the Seller’s shareholders. In addition, the parties obligations to conclude the Proposed Acquisition will be subject to receipt by the Seller of an opinion of an independent valuation expert, that the Proposed Acquisition is “fair” to the shareholders of the Seller from a financial point of view. The Proposed Acquisition will also be subject to the accuracy and/or satisfaction of the representations, warranties, covenants, and conditions included in a Definitive Agreement. The Definitive Agreement will include customary representations, warranties, covenants, indemnities and conditions, as well as a non-competition agreement, applicable to the Seller.

Schedule A

Outstanding Principal E&C Capital Partners, LLP Convertible Notes	$1,700,000
Outstanding Principal E&C Capital Partners II, LLP Convertible Notes	1,700,000
Outstanding Principal Dancing Bear, Inc Convertible Notes	1,250,000
Accrued Interest E&C Capital Partners, LLP	448,082
Accrued Interest E&C Capital Partners II, LLP	448,082
Accrued Interest Dancing Bear, Inc.	58,630
Outstanding Rent & Miscellaneous Fees	440,000

Total as of December 31, 2007	$6,044,794